Exhibit 99.1

MRC Global Reports Full Year and Fourth Quarter 2023 Results

Houston, TX – February 13, 2024 – MRC Global Inc. (NYSE: MRC), the leading global distributor of pipe, valves and fittings (PVF) and other infrastructure products and services to diversified gas utility, energy and industrial end-markets, today reported full year and fourth quarter 2023 results.

Net income attributable to common stockholders for the fourth quarter of 2023 was $15 million, or $0.17 per diluted share, as compared to a net income of $15 million, or $0.18 per diluted share in the fourth quarter of 2022. Net income attributable to common stockholders for 2023 was $90 million, or $1.05 per diluted share as compared to net income attributable to common stockholders of $51 million, or $0.60 per diluted share in 2022. Adjusted net income attributable to common stockholders for the fourth quarter of 2023 was $20 million, or $0.23 per diluted share, as compared to adjusted net income of $27 million, or $0.32 per diluted share in the fourth quarter of 2022. Adjusted net income attributable to common stockholders for 2023 was $97 million, or $1.13 per diluted share as compared to $101 million, or $1.19 per diluted share in 2022.

MRC Global’s fourth quarter 2023 gross profit was $153 million, or 19.9% of sales, as compared to gross profit of $158 million, or 18.2% of sales, in the fourth quarter of 2022. Gross profit for the fourth quarter of 2023 and 2022 each reflect expense of $5 million and $16 million, respectively, in cost of sales relating to the use of the last-in, first out (LIFO) method of inventory cost accounting. Adjusted Gross Profit, which excludes these items, as well as others, was 21.9% in the fourth quarter of 2023 and 21.2% in the fourth quarter of 2022.

Highlights for the full year and fourth quarter 2023:

Full Year 2023 Financial Highlights:

 ● Cash flow provided by operations of $181 million

 ● Sales of $3,412 million, an increase of 1% compared to 2022

 ● Adjusted EBITDA of $250 million, 7.3% of sales

 ● Two consecutive years of adjusted EBITDA percentages above 7%

 ● Adjusted Gross Profit, as a percentage of sales, of 21.5% and two consecutive years above 21%

 ● Leverage ratio of 0.7x, the lowest in MRC Global history

Fourth Quarter 2023 Financial Highlights:

 ● Sales of $768 million, a decrease of 12% compared to the same quarter of 2022

 ● Adjusted EBITDA of $48 million, 6.3% of sales

 ● Adjusted Gross Profit, as a percentage of sales, of 21.9%, the seventh consecutive quarter exceeding 21%

Rob Saltiel, MRC Global’s President and Chief Executive Officer, commented, “Our revenue grew for a third straight year in 2023 to $3.4 billion, and we generated $181 million of operating cash flow, resulting in our lowest net debt level ever as a public company. We maintained strong gross and adjusted EBITDA margins across all four quarters in 2023 that reflect our continued focus on capital returns and cost control.

“In 2024, we expect revenue to be flat to modestly lower than 2023 levels. We expect a pick-up in our business activity in the second half of the year as an improving economy and lower interest rates support projects and oil and gas investments. We are targeting to generate $200 million in cash from operations, aided by further improvements in our working capital efficiency, which should strengthen our balance sheet and allow us to pay off our maturing Term Loan B without additional financing. We further expect to reduce our overall SG&A expenses in 2024 to support our bottom line and help maintain strong adjusted EBITDA margins.

"Longer term, we project that MRC Global may be in a positive net cash position in 2025. This will provide us with a lot of flexibility to pursue a capital allocation strategy that is focused on the highest return opportunities for our shareholders, including investing in our growth drivers and distributing capital to our shareholders,” Mr. Saltiel added.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Gross Profit, Adjusted Net Income, and Leverage Ratio are all non-GAAP measures. Please refer to the reconciliation of each of these measures to the nearest GAAP measure in this release.

Selling, general and administrative (SG&A) expenses were $125 million, or 16.3% of sales, for the fourth quarter of 2023 compared to $123 million, or 14.2% of sales, for the same period of 2022. Adjusted SG&A expense for the fourth quarter of 2023 and 2022 was $124 million, or 16.1% of sales and $122 million, or 14.0% of sales, respectively. Fourth quarter 2023 adjusted SG&A expense excludes $1 million of activism response related costs and the fourth quarter of 2022 excludes $1 million of pre-tax severance and restructuring costs.

For the three months ended December 31, 2023, income tax expense was $2 million with an effective rate of 9%, which was favorably impacted by a net reduction in a foreign valuation allowance provision. For the three months ended December 31, 2022, income tax expense was $12 million with an effective rate of 36% primarily due to a provision for a valuation allowance on certain deferred tax assets in a foreign jurisdiction. Our rates generally differ from the U.S. federal statutory rate of 21% as a result of state income taxes, non-deductible expenses and differing foreign income tax rates.

Adjusted EBITDA was $48 million in the fourth quarter of 2023 compared to $66 million for the same period in 2022. Please refer to the reconciliation of non-GAAP measures (adjusted EBITDA) to GAAP measures (net income) in this release.

Sales

The company’s sales were $768 million for the fourth quarter of 2023, 12% lower than the fourth quarter of 2022 and a 14% decline from the third quarter of 2023. As compared to the fourth quarter of 2022, the decline was driven by the Gas Utilities sector followed by the Production & Transmission Infrastructure (PTI) sector and partially offset by an increase in the Downstream, Industrial and Energy Transition (DIET) sector. The sequential sales decline was across all sectors.

Sales by Segment

U.S. sales in the fourth quarter of 2023 were $633 million, a $87 million, or 12%, decrease from the same quarter in 2022. Gas Utilities sector sales were down $61 million, or 19%, as a result of non-recurring sales, deferred activity as well as certain customers destocking. PTI sector sales decreased $35 million, or 16%, due to non-recurring projects and lower customer activity. DIET sector sales improved by $9 million, or 5%, due to an increase in customer projects and turnaround and maintenance activity for chemicals, mining and refining customers.

Sequentially, as compared to the third quarter of 2023, U.S. sales decreased $112 million, or 15%. The Gas Utilities sector experienced a $59 million, or 19%, decline from customer's destocking, seasonal declines, non-recurring projects and decreased product purchases due to higher interest rates and construction cost inflation. PTI sector sales declined $34 million, or 15%, due to lower year-end customer activity and seasonality. The DIET sector declined $19 million, or 9%, due to the conclusion of various projects and lower turnaround activity.

Canada sales in the fourth quarter of 2023 were $28 million, down $18 million, or 39%, from the same quarter in 2022 driven by the PTI sector from non-recurring projects and year end curtailment in customer spending.

Sequentially, as compared to the third quarter of 2023, Canada sales decreased $10 million, or 26%, primarily in the PTI sector, as well.

International sales in the fourth quarter of 2023 were $107 million, up $4 million, or 4%, from the same period in 2022 as all sectors experienced growth. The DIET sector increase was driven by energy transition activity, and the PTI sector was driven by projects in the U.K. and the Middle East.

Sequentially, as compared to the third quarter of 2023, International sales increased $2 million, or 2%, from growth in the PTI and DIET sectors. The PTI sector increase was driven by activity in Norway, the Middle East and the U.K. The DIET sector increase was driven by energy transition activity as well as project activity in Europe.

Sales by Sector

Gas Utilities sales in the fourth quarter of 2023 were $253 million, or 33% of total sales, a decline of $66 million, or 21%, from the fourth quarter of 2022 driven by the U.S. segment.

Sequentially, as compared to the third quarter of 2023, Gas Utilities sales declined $61 million, or 19%, driven by the U.S. segment.

DIET sales in the fourth quarter of 2023 were $258 million, or 34% of total sales, up $10 million, or 4%, from the fourth quarter of 2022 driven by the U.S. segment followed by the International segment.

Sequentially, as compared to the third quarter of 2023, DIET sales decreased $21 million, or 8%, driven by the U.S. segment.

PTI sales in the fourth quarter of 2023 were $257 million, or 33% of total sales, down $45 million, or 15%, from the fourth quarter of 2022 driven by the U.S. segment followed by the Canada segment.

Sequentially, as compared to the third quarter of 2023, PTI sales decreased $38 million, or 13%, driven by the U.S. segment followed by the Canada segment.

Balance Sheet and Cash Flow

As of December 31, 2023, the company's cash balance was $131 million, long-term debt (including current portion) was $301 million and net debt was $170 million. Cash provided by operations was $89 million in the fourth quarter of 2023 resulting in $181 million of cash provided by operations for the full year 2023. Availability under the company’s asset-based lending facility was $610 million and liquidity was $741 million as of December 31, 2023. We intend to pay off our Term Loan B on or before its maturity in September of 2024 with a combination of our asset-based lending facility and cash. Please refer to the reconciliation of non-GAAP (net debt) to GAAP measures (long-term debt, net) in this release.

Conference Call

The company will hold a conference call to discuss its fourth quarter and full year 2023 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on February 14, 2024. To participate in the call, please dial 201-689-8261 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call, live over the Internet, please log onto the web at www.mrcglobal.com and go to the “Investors” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through February 28, 2024, and can be accessed by dialing 201-612-7415 and using passcode 13743230#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global (NYSE: MRC) is the leading global distributor of pipe, valves, fittings (PVF) and other infrastructure products and services to diversified end-markets including the gas utilities, downstream, industrial and energy transition, and production and transmission infrastructure sectors. With over 100 years of experience, MRC Global has provided customers with innovative supply chain solutions, technical product expertise and a robust digital platform from a worldwide network of 214 locations including valve and engineering centers. The company’s unmatched quality assurance program offers over 300,000 SKUs from over 8,500 suppliers, simplifying the supply chain for approximately 10,000 customers. Find out more at www.mrcglobal.com

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected,” “intend,” “believes,” "on-track," “well positioned,” “look forward,” “guidance,” “plans,” “can,” "target," "targeted" and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures, achieving cost savings and cash flow, debt reduction, liquidity, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond MRC Global’s control, including the factors described in the company’s SEC filings that may cause the company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in capital and other expenditure levels in the industries that the company serves; U.S. and international general economic conditions; geopolitical events; decreases in oil and natural gas prices; unexpected supply shortages; loss of third-party transportation providers; cost increases by the company’s suppliers and transportation providers; increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower the company’s profit; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of its inventory to decline; decreases in steel prices, which could significantly lower the company’s profit; a decline in demand for certain of the products the company distributes if tariffs and duties on these products are imposed or lifted; holding more inventory than can be sold in a commercial time frame;   significant substitution of renewables and low-carbon fuels for oil and gas, impacting demand for the company’s products;  risks related to adverse weather events or natural disasters; environmental, health and safety laws and regulations and the interpretation or implementation thereof; changes in the company’s customer and product mix; the risk that manufacturers of the products that the company distributes will sell a substantial amount of goods directly to end users in the industry sectors that the company serves; failure to operate the company’s business in an efficient or optimized manner; the company’s ability to compete successfully with other companies;  the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes; inability to attract and retain employees or the potential loss of key personnel; adverse health events, such as a pandemic; interruption in the proper functioning of the company’s information systems; the occurrence of cybersecurity incidents; risks related to the company’s customers’ creditworthiness; the success of acquisition strategies; the potential adverse effects associated with integrating acquisitions and whether these acquisitions will yield their intended benefits; impairment of the company’s goodwill or other intangible assets; adverse changes in political or economic conditions in the countries in which the company operates; the company’s significant indebtedness; the dependence on the company’s subsidiaries for cash to meet parent company obligations; changes in the company’s credit profile; potential inability to obtain necessary capital; the potential share price volatility and costs incurred in response to any shareholder activism campaigns; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation; product liability claims against the company; pending or future asbestos-related claims against the company; exposure to U.S. and international laws and regulations, regulating corruption, limiting imports or exports or imposing economic sanctions; risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act; and risks related to changing laws and regulations including trade policies and tariffs.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. MRC Global’s filings and other important information are also available on the "Investors" page of the company’s website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton
VP, Investor Relations & Treasury
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)

	December 31,	December 31,
	2023	2022

Assets
Current assets:
Cash	$131	$32
Accounts receivable, net	430	501
Inventories, net	560	578
Other current assets	34	31
Total current assets	1,155	1,142

Long-term assets:
Operating lease assets	205	202
Property, plant and equipment, net	78	82
Other assets	21	22

Intangible assets:
Goodwill, net	264	264
Other intangible assets, net	163	183
	$1,886	$1,895

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$355	$410
Accrued expenses and other current liabilities	102	115
Operating lease liabilities	34	36
Current portion of debt obligations	292	3
Total current liabilities	783	564

Long-term liabilities:
Long-term debt	9	337
Operating lease liabilities	186	182
Deferred income taxes	45	49
Other liabilities	20	22

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized 363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized, 108,531,564 and 107,864,421 issued, respectively	1	1
Additional paid-in capital	1,768	1,758
Retained deficit	(678)	(768)
Treasury stock at cost: 24,216,330 shares	(375)	(375)
Accumulated other comprehensive loss	(228)	(230)
	488	386
	$1,886	$1,895

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2023	2022	2023	2022

Sales	$768	$869	$3,412	$3,363
Cost of sales	615	711	2,722	2,753
Gross profit	153	158	690	610

Selling, general and administrative expenses	125	123	503	470
Operating income	28	35	187	140

Other (expense) income:
Interest expense	(6)	(7)	(32)	(24)
Other, net	1	5	(2)	(6)

Income before income taxes	23	33	153	110
Income tax expense	2	12	39	35
Net income	21	21	114	75
Series A preferred stock dividends	6	6	24	24
Net income attributable to common stockholders	$15	$15	$90	$51

Basic earnings per common share	$0.18	$0.18	$1.07	$0.61
Diluted earnings per common share	$0.17	$0.18	$1.05	$0.60
Weighted-average common shares, basic	84.3	83.6	84.2	83.5
Weighted-average common shares, diluted	85.9	85.3	85.5	84.9

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Year Ended
	December 31,	December 31,
	2023	2022

Operating activities
Net income	$114	$75
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	19	18
Amortization of intangibles	21	21
Equity-based compensation expense	14	13
Deferred income tax benefit	(7)	(7)
Increase in LIFO reserve	2	66
Other non-cash items	7	4
Changes in operating assets and liabilities:
Accounts receivable	72	(128)
Inventories	16	(196)
Other current assets	(3)	(9)
Accounts payable	(58)	90
Accrued expenses and other current liabilities	(16)	33
Net cash provided by (used in) operations	181	(20)

Investing activities
Purchases of property, plant and equipment	(15)	(11)
Proceeds from the disposition of property, plant and equipment	1	-
Net cash used in investing activities	(14)	(11)

Financing activities
Payments on revolving credit facilities	(882)	(779)
Proceeds from revolving credit facilities	847	824
Payments on debt obligations	(3)	(2)
Debt issuance costs paid	(1)	-
Dividends paid on preferred stock	(24)	(24)
Repurchases of shares to satisfy tax withholdings	(4)	(2)
Net cash (used in) provided by financing activities	(67)	17

Increase (decrease) in cash	100	(14)
Effect of foreign exchange rate on cash	(1)	(2)
Cash beginning of year	32	48
Cash end of year	$131	$32

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Disaggregated Sales by Segment and Sector

Three Months Ended
December 31,

	U.S.	Canada	International	Total
2023
Gas Utilities	$252	$-	$1	$253
DIET	191	4	63	258
PTI	190	24	43	257
	$633	$28	$107	$768
2022
Gas Utilities	$313	$6	$-	$319
DIET	182	5	61	248
PTI	225	35	42	302
	$720	$46	$103	$869

Year Ended
December 31,

	U.S.	Canada	International	Total
2023
Gas Utilities	$1,190	$4	$3	$1,197
DIET	790	20	250	1,060
PTI	865	122	168	1,155
	$2,845	$146	$421	$3,412
2022
Gas Utilities	$1,247	$15	$1	$1,263
DIET	758	25	226	1,009
PTI	818	126	147	1,091
	$2,823	$166	$374	$3,363

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Sales by Product Line

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
Type	2023	2022	2023	2022
Line pipe	$133	$172	$566	$589
Carbon fittings and flanges	98	106	451	441
Total carbon pipe, fittings and flanges	231	278	1,017	1,030
Valves, automation, measurement and instrumentation	272	290	1,192	1,111
Gas products	170	191	782	778
Stainless steel and alloy pipe and fittings	29	33	137	180
General products	66	77	284	264
	$768	$869	$3,412	$3,363

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Gross Profit to Adjusted Gross Profit (a non-GAAP measure)

(in millions)

	Three Months Ended
	December 31,	Percentage	December 31,	Percentage
	2023	of Revenue*	2022	of Revenue*

Gross profit, as reported	$153	19.9%	$158	18.2%
Depreciation and amortization	4	0.5%	4	0.5%
Amortization of intangibles	6	0.8%	6	0.7%
Increase in LIFO reserve	5	0.7%	16	1.8%
Adjusted Gross Profit	$168	21.9%	$184	21.2%

	Year Ended
	December 31,	Percentage	December 31,	Percentage
	2023	of Revenue*	2022	of Revenue*

Gross profit, as reported	$690	20.2%	$610	18.1%
Depreciation and amortization	19	0.6%	18	0.5%
Amortization of intangibles	21	0.6%	21	0.6%
Increase in LIFO reserve	2	0.1%	66	2.0%
Adjusted Gross Profit	$732	21.5%	$715	21.3%

Notes to above:

*	Does not foot due to rounding

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, plus inventory-related charges and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles that is most directly comparable to Adjusted Gross Profit.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Selling, General and Administrative Expenses to

Adjusted Selling, General and Administrative Expenses (a non-GAAP measure)

(in millions)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2023	2022	2023	2022

Selling, general and administrative expenses	$125	$123	$503	$470
Severance and restructuring (1)	-	(1)	-	(1)
Customer settlement (2)	-	-	(3)	-
Non-recurring IT related professional fees	-	-	(1)	-
Activism response legal and consulting costs	(1)	-	(1)	-
Adjusted Selling, general and administrative expenses	$124	$122	$498	$469

Notes to above:

(1)	Employee severance and restructuring charges (pre-tax), primarily in the U.S.
(2)	Charge (pre-tax) for a customer settlement in our U.S. segment.

The company defines adjusted selling, general and administrative (SG&A) expenses as SG&A, less severance and restructuring expenses and other unusual items. The company presents adjusted SG&A because the company believes it is a useful indicator of the company’s operating performance. Among other things, adjusted SG&A measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. The company uses adjusted SG&A as a key performance indicator in managing its business. The company believes that SG&A is the financial measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles that is most directly comparable to adjusted SG&A.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income (Loss) to Adjusted EBITDA (a non-GAAP measure)

(in millions)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2023	2022	2023	2022

Net income	$21	$21	$114	$75
Income tax expense	2	12	39	35
Interest expense	6	7	32	24
Depreciation and amortization	4	4	19	18
Amortization of intangibles	6	6	21	21
Severance and restructuring (1)	-	1	-	1
Non-recurring IT related professional fees	-	-	1	-
Increase in LIFO reserve	5	16	2	66
Equity-based compensation expense (2)	4	4	14	13
Activism response legal and consulting costs	1	-	1	-
Customer settlement (3)	-	-	3	-
Asset disposal (4)	-	-	1	-
Foreign currency (gains) losses	(1)	(5)	3	8
Adjusted EBITDA	$48	$66	$250	$261

Notes to above:

(1)	Employee severance and restructuring charges (pre-tax), primarily in the U.S.
(2)	Charges (pre-tax) recorded in SG&A.
(3)	Charge (pre-tax) for a customer settlement in our U.S. segment.
(4)	Charge (pre-tax) for an asset disposal in our International segment.

The company defines adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments and asset impairments, including inventory) and plus or minus the impact of its LIFO inventory costing methodology. The company presents adjusted EBITDA because the company believes adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance. See the company's Annual Report filed on Form 10-K for a more thorough discussion of the use of adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income (Loss) Attributable to Common Stockholders to

Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure)

(in millions, except per share amounts)

	December 31, 2023
	Three Months Ended		Year Ended
	Amount	Per Share*	Amount	Per Share*

Net income attributable to common stockholders	$15	$0.17	$90	$1.05
Non-recurring IT related professional fees, net of tax	-	-	1	0.01
Asset disposal, net of tax (1)	-	-	1	0.01
Customer settlement, net of tax (2)	-	-	2	0.02
Activism response legal and consulting costs, net of tax	1	0.01	1	0.01
Increase in LIFO reserve, net of tax	4	0.04	2	0.02
Adjusted net income attributable to common stockholders	$20	$0.23	$97	$1.13

	December 31, 2022
	Three Months Ended		Year Ended
	Amount	Per Share	Amount	Per Share

Net income attributable to common stockholders	$15	$0.18	$51	$0.60
Increase in LIFO reserve, net of tax	12	0.14	50	0.59
Adjusted net income attributable to common stockholders	$27	$0.32	$101	$1.19

Notes to above:

*Does not foot due to rounding

(1)	An after-tax charge for an asset disposal in our International segment.
(2)	An after-tax charge for a customer settlement in our U.S. segment.

The company defines adjusted net income attributable to common stockholders (a non-GAAP measure) as net income attributable to common stockholders plus or minus the after-tax impact of items deemed non-standard and plus or minus the after-tax impact of its LIFO inventory costing methodology. The impact of the LIFO inventory costing methodology can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. After-tax impacts were determined using the company's U.S. blended statutory rate. The company presents adjusted net income attributable to common stockholders and related per share amounts because the company believes it provides useful comparisons of the company’s operating results to other companies, including those companies with whom we compete in the distribution of pipe, valves and fittings to the energy industry, without regard to the irregular variations from certain restructuring events not indicative of the on-going business. The company believes that net income attributable to common stockholders is the financial measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles that is most directly compared to adjusted net income attributable to common stockholders.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Long-term Debt to Net Debt (a non-GAAP measure) and the Leverage Ratio Calculation

(in millions)

December 31,
2023

Long-term debt	$9
Plus: current portion of debt obligations	292
Total debt	301
Less: cash	131
Net Debt	$170

Net Debt	$170
Trailing twelve months adjusted EBITDA	250
Leverage ratio (1)	0.7

Notes to above:

(1)	Under the Senior Secured Term Loan B, for purposes of calculating the leverage ratio, cash is limited to $75 million, which would result in a leverage ratio of 0.9.

Net Debt and related leverage metrics may be considered non-GAAP measures. The company defines Net Debt as long-term debt, including current portion, minus cash. The company defines leverage ratio as Net Debt divided by trailing twelve months adjusted EBITDA. The company believes Net Debt is an indicator of the extent to which the company’s outstanding debt obligations could be satisfied by cash on hand and a useful metric for investors to evaluate the company’s leverage position. The company believes the leverage ratio is a commonly used metric that management and investors use to assess the borrowing capacity of the company. The company believes total long-term debt (including the current portion) is the financial measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles that is most directly comparable to Net Debt.

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